Exhibit 4.1
MODIFICATION AGREEMENT

This Agreement is made and entered into as of this 25th day of January, 2016 by and between Medovex Corporation, a Nevada corporation with its principal offices at 3729 Hardee Avenue, Atlanta, Georgia 30341 (the “MDVX” or the “Company”) and  Steven Gorlin, an individual with an address of 1234 Airport Rd, #105, Destin, FL 32541(“Gorlin”). Gorlin and the Company are collectively referred to as the “Parties”.

WHEREAS, Gorlin purchased from the Company $1.0 million of the Company’s 5.5% Convertible Promissory Notes due November 9, 2017 (the “Maturity Date”), on November 9, 2015 (the “Note”); and

WHEREAS, pursuant to the terms of the Note, the Note is convertible into the common stock, par value $-.—per share of the Company (the “Common Stock”), at a price of $2.00 per share (the “Conversion Price)”;

WHEREAS, the Company believes that it is in the interest of the Company to (A) reduce its indebtedness under the Note and increase its common shareholder’s equity by encouraging Gorlin to convert the note prior to the Maturity Date by reducing the Conversion Price to $1.75 per share of Common Stock in connection with the immediate conversion of the Note; (B)  obtain Gorlin’s commitment to invest an additional $1.0 million within 60 days of the date hereof at a purchase price of $1.75 per share in lieu of the present obligation of Gorlin to purchase an additional $1.0 million Note from the Company which obligation will be eliminated; and (C) elect Gorlin co-chairman of the Board of Directors of the Company.

Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Note.

NOW, THEREFORE, in consideration of the mutual terms and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.           Modification of Note and Conversion.

(a) Section 2(a) of the Note is hereby amended to  replace the Conversion Price with the price of $1.75 per share.

(b) Section --- of the Note requiring Gorlin to loan $1.0 million to the Company is hereby deleted in its entirety..(c) Gorlin hereby exercises his right to convert the $1.0 million original principal amount of the Note into 571,429 shares (the “Conversion Shares”) of Common Stock of the Company and the Company agrees to cause its transfer agent, Interwest Transfer Company, to issue the Conversion Shares to Gorlin.  Gorlin acknowledges that the Conversion Shares will not be registered under the Securities Act of 1933, as amended (the “Act”) and shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT IS AVAILABLE.

2.           Elimination of Debt Obligation.  Gorlin hereby acknowledges that hereof upon issuance of the Conversion Shares (and the payment of any accrued but unpaid interest which at the option of the Company may be converted into Common Stock on the same terms as the Note), owed as of the date hereof, the Company shall have no further obligations under the Note and the Note shall be deemed to be satisfied in full, except that the piggy back registration rights referenced in Section 11 of the Note shall remain in force with respect to the Conversion Shares and the Additional Shares as defined herein.

3.           Agreement to Purchase Common Stock.  Gorlin hereby irrevocably agrees to purchase and the Company agrees to sell 571,429 (the “Additional Shares”) restricted shares of Common Stock at a purchase price of $1.75 per share ($1,000,000) (the “Purchase Price”), on or prior to the 60 day anniversary of the date of this Agreement .  The Additional Shares shall bear the same legend as the legend set forth in Section 1 above.  The Purchase Price shall be subject to standard anti-dilution protection in the event that the Company does any of the following prior to the purchase of the Additional Shares.

 (i) subdivides or combines its capital stock, the Purchase Price shall be proportionately decreased in the case of a subdivision or increased in the case of combination; or

 (ii) pays a dividend generally with respect to its capital stock payable in shares of its capital stock, or makes any other distribution of its capital stock with respect to such capital stock, then the Purchase Price shall be adjusted, effective from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Purchase Price in effect immediately prior to such date of determination by a fraction, (A) the numerator of which shall be the total number of shares of its capital stock outstanding immediately prior to such dividend or distribution (determined on a fully diluted, as converted basis) and (B) the denominator of which shall be the total number of shares of such capital stock outstanding immediately after such dividend or distribution (determined as aforesaid).

Other than above, there shall be no anti-dilution protection with the respect to the Purchaser Price.

4.           Consent to serve as Co-Chairman of the Company’s Board of Directors.  Effective immediately, the Company hereby agrees to appoint Gorlin (and Gorlin consents to such appointment).

5.           Modification of Warrant Exercise Price.  The Company hereby agrees to lower the exercise price of the warrant issued to Gorlin on November 9, 2015 (the “Warrants”) from an exercise price of $2.20 per share of Common Stock to $2.00 per share of Common Stock.

6.           SEC Reports.  The Company agrees not later than the 1st business day following the execution of this Agreement to file with the SEC a Current Report on Form 8-K announcing the matters set forth in Paragraph 1 hereto and Gorlin agrees to file a Form 4 amendment reporting the conversion of the Notes no later than 2 business days following the date of this Agreement.
7.           Notices.  All communications hereunder will be in writing and, except as otherwise expressly provided herein, sent by overnight mail, to the Company at:  3729 Hardee Avenue Atlanta, Georgia 30341 and to Gorlin at: 1234 Airport Road, 3105, Destin, FL 32541.

8.           Parties in Interest.  This Agreement is made solely for the benefit of Gorlin and the Company, and their respective controlling persons, directors and officers, and their respective successors, assigns, executors and administrators.  No other person shall acquire or have any right under or by virtue of this Agreement.

9.           Headings.  The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

10.           Applicable Law; Venue and Jurisdiction; Injunctive Relief.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles.  Any action arising out of this agreement shall be brought exclusively in a court of competent jurisdiction located in New York County, New York, and the parties hereby irrevocably submit to the personal jurisdiction of such courts, and waive any objection they now or hereafter may have to the laying of venue in such courts. Nothing herein shall limit Company’s right to pursue any remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Gorlin’s failure to satisfy the obligations set forth in paragraph 3 hereof as required pursuant to the terms hereof.

11.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same instrument.

12.           Authority.  This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and Gorlin.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

MEDOVEX CORPORATION
By:	Jarrett Gorlin Name: Jarret Gorlin Its: Chief Executive Officer	/s/ Steve Gorlin Steve Gorlin